Exhibit (j)

Consent of Independent Registered Public Accounting Firm

The Board of Trustees and Shareholders

Advanced Series Trust – AST Bond Portfolio 2024:

We consent to the reference to our firm under the heading “Other Service Providers” and “Financial Statements” in the statement of additional information.

New York, New York

November 13, 2012